QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of Athlon Holdings LP

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization
Athlon Finance Corp.	Delaware

QuickLinks

  Exhibit 21.1
Subsidiaries of Athlon Holdings LP